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ESTABLISHMENT LABS HOLDINGS INC.

INSIDER TRADING POLICY

and

Guidelines with Respect to
Certain Transactions in Securities

(Adopted December 7, 2016; Last Revision December 7, 2023)

TABLE OF CONTENTS

Page

INTRODUCTION

Establishment Labs Holdings Inc. (the "**Company**") forbids the unauthorized disclosure of any nonpublic information acquired during your service with the Company and the misuse of material nonpublic information in securities trading. Any such actions will be deemed violations of this Insider Trading Policy (the "**Policy**") and may subject you to disciplinary action by the Company, up to and including termination of your employment. Such actions may also have significant legal consequences.

Because the Company's shares are listed on a stock exchange in the United States, U.S. law is the governing law on matters involving insider trading and divulging inside information in appropriately, as more fully set forth below. **It is your personal responsibility to comply with this Policy and federal and state securities laws.**

Legal prohibitions on insider trading

The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered "on the basis of" material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not "use" the information for purposes of the transaction.

Disclosing material nonpublic information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometimes referred to as "**tipping**") is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable.

These illegal activities are commonly referred to as "**insider trading**". U.S. state securities laws also impose restrictions on insider trading.

In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as "controlling persons" for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control. The U.S. Insider Trading and Securities Fraud Enforcement Act of 1988, for example, mandates that "[e]very person who, directly or indirectly, controls any person liable [for insider trading] shall also be liable jointly and severally with and to the same extent as such controlled person...unless the controlling person acted in good faith and did not directly or indirectly induce the act or acts constituting the violation or cause of action."

Detection and prosecution of insider trading

The U.S. Securities and Exchange Commission (the "**SEC**"), the Financial Industry Regulatory Authority ("**FINRA**") and the U.S. national stock exchanges use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading

through non-U.S. accounts, trading by family members and friends and trading involving only a small number of shares have been successfully prosecuted.

Penalties for violation of insider trading laws and this Policy

Civil and criminal penalties. As of the effective date of this Policy, potential penalties for insider trading violations under U.S. federal securities laws include:

- damages in a private lawsuit;
- disgorging any profits made or losses avoided;
- imprisonment for up to 20 years;
- criminal fines of up to $5 million for individuals and $25 million for entities;
- civil fines of up to three times the profit gained or loss avoided;
- a bar against serving as an officer or director of a public company; and
- an injunction against future violations.

Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any benefit from another person's trading.

Controlling person liability. U.S. Securities laws mandates that "[e]very person who, directly or indirectly, controls any person liable [for insider trading] shall also be liable jointly and severally with and to the same extent as such controlled person . . . unless the controlling person acted in good faith and did not directly or indirectly induce the act or acts constituting the violation or cause of action." As of the effective date of this Policy, the penalty for "controlling person" liability is a civil fine of up to the greater of $2.1 million or three times the profit gained or loss avoided as a result of the insider trading violations, as well as potential criminal fines and imprisonment.

Company disciplinary actions. If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action by the Company, up to and including termination of your employment, regardless of whether or not your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company's transfer agent to enforce compliance with this Policy.

Reporting violations

It is your responsibility to help enforce this Policy. The Chief Financial Officer is generally responsible for the administration of this Policy. You should be alert to possible violations, and all violations or suspected violations of this Policy should be promptly reported to the Chief Financial Officer or the General Counsel. Although we encourage employees to report their

concerns directly to their superiors or the Chief Financial Officer or General Counsel, if your concerns relate to a violation of this Policy, you could report any violations through the Company's ethics hotline at https://secure.ethicspoint.com/domain/media/en/gui/57002/index.html by following the procedures provided for in Establishment Labs' Whistleblower Policy, which is aimed at dealing with complaints about accounting, internal accounting controls, auditing, financial or anti-corruption matters; employees who wish to remain anonymous may report violations through the Whistleblower Policy's procedures without indicating their identity. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.

Personal responsibility

The ultimate responsibility for complying with this Policy and applicable U.S. laws and regulations rests with you. You should use your best judgment at all times and consult with your personal legal and financial advisors, as needed. We advise you to seek assistance if you have any questions. The rules relating to insider trading can be complex, and a violation of United States insider trading laws can carry severe consequences.

PERSONS AND TRANSACTIONS COVERED BY THIS POLICY

Persons covered by this Policy

This Policy applies to all directors, officers, employees and consultants or other agents (such as independent contractors) of the Company. References in this Policy to "you" (as well as general references to directors, officers, employees and consultants or other agents of the Company) should also be understood to include members of your immediate family, persons with whom you share a household, persons that are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control. You are responsible for making sure that these other individuals and entities comply with the applicable provisions of this Policy.

Types of transactions covered by this Policy

Except as discussed in the section entitled "**Limited Exceptions**", this Policy applies to *all* transactions *involving* the securities of the Company or the securities of other companies as to which you possess material nonpublic information obtained during your service with the Company. This Policy therefore applies to purchases, sales and other transfers (including gifts) of ordinary shares, common shares, share options, employee warrants, warrants, free shares, preferred stock, debt securities (such as debentures, bonds and notes) and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction.

Responsibilities regarding the nonpublic information of other companies

This Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies, such as the Company's distributors, vendors, customers, collaborators, suppliers and competitors. This Policy also prohibits insider trading and tipping based on the material nonpublic information of such other companies.

Applicability of this Policy after your departure

You are expected to comply with this Policy until such time as you are no longer affiliated with the Company *and* you no longer possess any material nonpublic information about the Company or its securities. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.

No exceptions based on personal circumstances

There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under United States securities laws and will not excuse a failure to comply with this Policy.

MATERIAL NONPUBLIC INFORMATION

"Material" information

Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

It is not possible to define all categories of "material" information. However, some examples of information that would often be regarded as material include information with respect to:

- Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the Company's guidance or the expectations of the investment community;

- Restatements of financial results, or material impairments, write-offs or restructurings;

- Changes in independent auditors, or notification that the Company may no longer rely on an audit report;

- Business plans or budgets;

- Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;

- Impending bankruptcy or financial liquidity problems;

- Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;

- Product introductions, modifications, defects or recalls or significant pricing changes or other product announcements of a significant nature;

- Significant developments in research and development or relating to intellectual property;

- Significant legal or regulatory developments, whether actual or threatened;

- Major events involving the Company's securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;

- Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the company;

- Significant cybersecurity incidents, data breaches or similar events;

- The existence of a special blackout period; and

- Major personnel changes, such as changes in senior management or lay-offs.

If you have any questions as to whether information should be considered "material", you should consult with the Chief Financial Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.

"Nonpublic" information

Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. As a general rule, information should be considered nonpublic until at least two ***full trading days*** have elapsed after the information is broadly distributed to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until a later time. Any questions as to whether information is nonpublic should be directed to the Chief Financial Officer.

The term "**trading day**" means a day on which national stock exchanges, including the Nasdaq Stock Market LLC, are open for trading. A "**full**" trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION

Confidentiality of nonpublic information

The unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. All nonpublic information you acquire in the course of your service with the Company may only be used for legitimate Company business purposes. In addition, nonpublic information of others should be handled in accordance with the terms of any relevant nondisclosure agreements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed.

You must use all reasonable efforts to safeguard nonpublic information in the Company's possession. You may not disclose nonpublic information about the Company or its securities or any other company, unless required by law, or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal communications within the Company and to communications with consultants or other agents of the Company. In cases where disclosing nonpublic information to third parties is required, you should coordinate with the Chief Financial Officer and the Legal and Compliance Department.

No trading on material nonpublic information

Except as discussed in the section entitled "**Limited Exceptions**", you may not, directly or indirectly through others, engage in any transaction involving the Company's securities *while in possession* of material nonpublic information relating to the Company. It is not an excuse that you did not "use" the information in your transaction.

Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company or its securities that you obtained during your service with the Company (except to the extent the transactions are analogous to those presented in the section entitled "**Limited Exceptions**"). For example, in the course of your service with the Company, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company or its securities, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company). It is important to note that "materiality" is different for different companies. Information that is not material to the Company may be material to another company. You should note that the Company's Code of Business Conduct and Ethics prohibits you from acquiring financial investments in other companies if your ownership would constitute a conflict of interest.

No disclosing material nonpublic information for the benefit of others

You may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. This prohibition against disclosure of material nonpublic information includes disclosure (even anonymous disclosure) via the internet, blogs, investor forums or chat rooms where companies and their prospects are discussed.

Responding to outside inquiries for information

In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, for information, you should refer the inquiry to the Chief Financial Officer (see above). The Company is required to comply with Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable United States law.

TRADING BLACKOUT PERIODS

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. In addition, to comply with applicable legal requirements, the Company may also institute blackout periods that prevent directors and officers from trading in Company securities at a time when employees are prevented from trading Company securities in the Company's 401(k) plan.

It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.

Quarterly blackout periods

Except as discussed in the section entitled "**Limited Exceptions**", directors, officers, other employees, consultants and other agents of the Company must refrain from conducting transactions involving the Company's securities during quarterly blackout periods.

Quarterly blackout periods begin two weeks prior to the end of each fiscal quarter and end two days after public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving the Company's securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the

expected financial results for the quarter.

Special blackout periods

From time to time, the Company may also prohibit directors, officers, employees, consultants and other agents from engaging in transactions involving the Company's securities when, in the judgment of the Chief Financial Officer (in consultation with the Chief Executive Officer and General Counsel, as determined appropriate), a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.

The Company will notify those persons subject a special blackout period. Each person who has been so identified and notified by the Company may not engage in any transaction involving the Company's securities until instructed otherwise by the Chief Financial Officer, and should not disclose to others the fact of such suspension of trading.

No "safe harbors"

There are no unconditional "safe harbors" for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company's securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

PRE-CLEARANCE OF TRADES

The Company has designated certain individuals who must obtain pre-clearance prior to engaging in any transaction involving the Company's securities because they may have regular or special access to material nonpublic information (the "**Pre-Clearance Group**"). The Pre-Clearance Group consists of each of the Company's directors, officers (as defined in accordance with Section 16 ("**Section 16**") under the U.S. Securities Exchange Act of 1934, as amended (the "**Exchange Act**")), individuals employed at the Vice President level or higher and any other individuals who are specified to be part of the Pre-Clearance Group and subject to the pre-clearance requirements of this Policy by any agreement between the Company and such individual.

Except as provided below with respect to transactions made pursuant to a Rule 10b5-1 Trading Plan, any individual who is part of the Pre-Clearance Group must refrain from engaging in any transaction involving the Company's securities (including gifts) without first obtaining pre-clearance of the transaction from the Chief Financial Officer. The Chief Financial Officer may not engage in a transaction involving the Company's securities unless the General Counsel has pre-cleared the transaction.

These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information. Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse

you from otherwise complying with insider trading laws or this Policy. Further, pre-clearance of a transaction does not constitute an affirmation by the Company or the Chief Financial Officer (or the General Counsel in the case of a transaction submitted for preapproval by the Chief Financial Officer) that you are not in possession of material nonpublic information.

Exception for Rule 10b5-1 Trading Plans

Rule 10b5-1(c) under the Exchange Act ("**Rule 10b5-1**") provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements of such rule (each, a "**Trading Plan**"). Transactions in Company securities pursuant to a Trading Plan are not subject to the foregoing pre-clearance requirements, provided that the Trading Plan has been pre-cleared and adopted in accordance with this Policy. However, directors and officers subject to the requirements of Section 16 are required to notify, or ensure that his or her broker notifies, the Chief Financial Officer of each transaction made pursuant to the Trading Plan, which notification should be provided promptly following the transaction (and no later than the close of business on the date of the transaction). This notification requirement facilitates compliance with Rule 144 resale restrictions under the U.S. Securities Act of 1933, as amended, and the reporting provisions of Section 16. Transactions in Company securities pursuant to a Trading Plan also remain subject to the short-swing liability provisions of Section 16.

The Chief Financial Officer (or the General Counsel in the case of a transaction submitted for preapproval by the Chief Financial Officer) is under no obligation to approve any transaction or Trading Plan submitted for pre-clearance, and may determine not to permit the transaction.

ADDITIONAL RESTRICTIONS AND GUIDANCE

This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, to the extent applicable.

Short sales

Short sales (*i.e.*, the sale of a security that must be borrowed to make delivery) and "selling short against the box" (*i.e.*, a sale with a delayed delivery) with respect to Company securities are prohibited under this Policy. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company's prospects, and an expectation that the value of the Company's securities will decline. In addition, short sales are effectively a bet against the Company's success and may reduce the seller's incentive to improve the Company's performance. Short sales may also create a suspicion that the seller is engaged in insider trading.

Derivative securities and hedging transactions

You are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company's securities. This prohibition extends to any hedging or similar transaction, such the purchase of financial instruments (including

prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of Company securities. Share options, employee warrants, warrants and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are not subject to this prohibition.

Transactions in derivative securities may reflect a short-term and speculative interest in the Company's securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short-term performance at the expense of the Company's long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions run an increased risk of violating securities laws if not careful.

Using Company securities as collateral for loans

You may not pledge Company securities as collateral for loans. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, may result in inadvertent insider trading violations, violations of Section 16 (to the extent they apply to you), violations of this Policy and unfavorable publicity for you and the Company.

Holding Company securities in margin accounts

You may not hold Company securities in margin accounts. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or are otherwise not permitted to trade, may result in inadvertent insider trading violations, violations of Section 16* (to the extent they apply to you), violations of this Policy and unfavorable publicity for you and the Company.

Placing open orders with brokers

You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, violations of Section 16 (to the extent they apply to you), violations of this Policy and unfavorable publicity for you and the Company. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom you place any open order at the time it is placed.

LIMITED EXCEPTIONS

The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the "short-swing" trading restrictions under Section 16, to the extent applicable. You are responsible for complying with applicable law at all times.

Transactions pursuant to a Rule 10b5-1 Trading Plan that complies with SEC rules

The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material nonpublic information. The contract, instructions or plan must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of material nonpublic information, and must comply with all of the other requirements of Rule 10b5-1 and the requirements set forth in **Addendum A** to this Policy.

Anyone subject to this Policy who wishes to enter into a Trading Plan must submit the Trading Plan to the Chief FinancialOfficer (or the General Counsel in the case of a Trading Plan to be entered into by the Chief Financial Officer) for pre-clearance at least 5 business days prior to the planned entry into the Trading Plan.

All sales of the Company's securities by the Company's directors and officers subject to Section 16 (other than those expressly permitted below in this section entitled "Limited Exceptions") must be made only pursuant to a Trading Plan. Other employees, consultants and agents of the Company may also adopt Trading Plans for transactions in the Company's securities. Transactions made pursuant to a Trading Plan that complies with the affirmative defense set forth in Rule 10b5-1 and the requirements set forth in **Addendum A** and is pre-cleared as provided above, are not subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre-clearance procedures or blackout periods established under this Policy.

Receipt and vesting of share options, employee warrants, warrants and free shares

The trading restrictions under this Policy do not apply to the acceptance or subscription of share options, restricted share units or other equity awards issued or offered by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of share options, restricted share units or other equity awards in accordance with applicable plans and agreements. However, the trading restrictions do apply to any subsequent sales of any such securities.

Exercise of share options for cash

The trading restrictions under this Policy do not apply to the exercise of share options for cash under the Company's stock option plans. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a share option, (ii) a cashless exercise of a share option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Transactions under the Employee Share Purchase Plan

The trading restrictions in this Policy do not apply to purchases of Company shares in the Company's Employee Share Purchase Plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company shares resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Company shares purchased pursuant to the Employee Share Purchase Plan.

Share splits, share dividends and similar transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a share split or share dividend applying equally to all securities of a class, or similar transactions.

Inheritance

The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution.

Change in form of ownership

Transactions that involve merely a change in the form in which you own securities are permissible. For example, you may transfer shares to an *inter vivos* trust of which you are the sole beneficiary during your lifetime.

Other exceptions

Any other exception from this Policy must be approved by the Chief Financial Officer (or the General Counsel in the case of an exception proposed to be made for the Chief Financial Officer), in consultation with the Board of Directors or an independent committee of the Board of Directors.

COMPLIANCE WITH SECTION 16 OF THE U.S. SECURITIES EXCHANGE ACT

Obligations under Section 16*

Section 16 sets forth (i) reporting obligations, (ii) limitations on "short-swing" transactions and (iii) limitations on short sales and other transactions applicable to directors, officers and 10% shareholders ("**insiders**"). Section 16 applies only if the Company is not a "**Foreign Private Issuer**" (as defined in the Exchange Act).

Reporting Obligations Under Section 16(a): SEC Forms 3, 4 and 5

Section 16(a) of the Exchange Act generally requires all directors, officers (as defined in accordance with Section 16 under the Exchange Act) and 10% shareholders, within 10 calendar days after the insider becomes a director, officer or 10% shareholder, to file with the SEC an "Initial Statement of Beneficial Ownership of Securities" on SEC Form 3 listing the amount of the Company's equity securities which the insider beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company's equity securities must be reported on SEC Form 4, generally within two business days after the date on which such change occurs, or in certain cases on Form 5, within 45 calendar days after fiscal year end. The two-day Form 4 deadline begins to run from the trade date rather than the settlement date. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of the Company's common shares made within six months *prior* to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of the Company's common shares made within six months *after* a director or ceases to be an insider must be reported on Form 4.

Recovery of Profits Under Section 16(b)

For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by any director, officer or 10% shareholder from any "purchase" and "sale" of the Company's common shares during a six-month period, so called "short-swing profits," may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.

The liability of an insider under Section 16(b) of the Exchange Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company shareholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company's annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of shareholders. No suit may be brought more than two years after the date the profit was realized. However, if the insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company's proxy statement.

Short Sales Prohibited Under Section 16(c)

In addition to the prohibition on short sales described under "Additional Restrictions and Guidance" in this policy, Section 16(c) of the Exchange Act prohibits insiders from making short sales of the Company's equity securities. Short sales include sales of common shares which the insider does not own at the time of sale, or sales of common shares against which the insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability.

Contact the Company's General Counsel if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.

Notification requirements to facilitate Section 16 reporting*

To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (*e.g.*, trade date, number of shares, exact price, *etc.*) regarding his or her transactions involving the Company's securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution.

Personal responsibility*

The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. Therefore, although the Company assists the Company's directors and officers with the filing of their required Section 16 reports to ensure the timely filing thereof, the Company is not responsible for the failure to comply with Section 16 requirements.

ADDITIONAL INFORMATION

Delivery of Policy

This Policy will be delivered to all directors, officers, employees, consultants and other agents of the Company when they commence service with the Company. In addition, this Policy (or a summary of this Policy) will be circulated periodically. Each director, officer, employee, consultant and other agent of the Company is required to acknowledge that he or she understands, and agrees to comply with, this Policy.

Amendments

We are committed to continuously reviewing and updating our policies and procedures. Subject to compliance with applicable British Virgin Islands law, the Board of Directors of the Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company's policies regarding insider trading may be obtained by contacting the Legal and Compliance Department.

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ESTABLISHMENT LABS HOLDINGS, INC.

INSIDER TRADING POLICY — PRE-CLEARANCE CHECKLIST

Person proposing to trade: ______________________________

Proposed trade: ______________________________

Manner of trade: ______________________________

Proposed trade date: ______________________________

- ☐ **No blackout period.** The proposed trade will not be made during a quarterly or special blackout period.
- ☐ **No prohibition under Insider Trading Policy.** The person confirmed that the proposed transaction is not prohibited under the Insider Trading Policy.
- ☐ **Rule 10b5-1 Trading Plan**. If the request for pre-clearance related to a Rule 10b5-1 Trading Plan, the Trading Plan complies with the requirements of Rule 10b5-1 and this Policy.
- ☐ **Share Ownership Policy**. If the person is a director of the Company subject to the Director Share Ownership Policy or an officer of the Company subject to the Senior Leader Share Ownership Policy, the person confirmed that the proposed trade will not cause the person to fail to comply with such applicable Share Ownership Policy.
- ☐ **Section 16 compliance.*** The person confirmed that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions.
- ☐ **Form 4 filing.*** A Form 4 has been or will be completed and will be timely filed with the SEC, if applicable.
- ☐ **Rule 144 compliance.**
  - ☐ The "current public information" requirement has been met (*i.e.*, all 10-Ks, 10-Qs and other relevant reports during the last 12 months have been filed);
  - ☐ The shares that the person proposes to trade are not restricted or, if restricted, the applicable holding period has been met;
  - ☐ Volume limitations (greater of 1% of outstanding securities of the same class or the average weekly trading volume during the last four weeks) are not exceeded, and the person is not part of an aggregated group;
  - ☐ The manner of sale requirements will be met (a "broker's transaction" or directly with a market maker); and
  - ☐ A Form 144 has been completed and will be timely filed with the SEC and the relevant national securities exchange.
- ☐ **Rule 10b-5 concerns.** The person has been reminded that trading is prohibited when in possession of any material nonpublic information regarding the Company that has not been adequately disclosed to the public. The individual has discussed with the Chief Financial Officer any information known to the individual or that the individual believes may be

material.

** Applies if the individual is subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended, and the Company is not a Foreign Private Issuer (as defined in the Exchange Act).*

____

(*Signature of Chief Financial Officer or Representative*)

____

(*Print name of Chief Financial Officer or Representative*)

I am not aware of material nonpublic information regarding the Company. I am not trading on the basis of any material nonpublic information. The transaction is in accordance with the Insider Trading Policy and applicable law. I intend to comply with any applicable reporting and disclosure requirements on a timely basis.

____

(*Signature of person proposing to trade*)

ADDENDUM A TO POLICY ON INSIDER TRADING

10B5-1 TRADING PLAN REQUIREMENTS

Rule 10b5-1(c) under the Exchange Act ("**Rule 10b5-1**") provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements of such rule (each, a "**Trading Plan**"). The Company permits its employees (including officers) and directors (together, "**Insiders**") that have adopted a Trading Plan in compliance with Rule 10b5-1 and this Addendum A to the Company's Insider Trading Policy to engage in transactions over an extended period of time, even during a blackout period (as detailed below), as long as the Insider is not aware of material nonpublic information at the time the Insider entered into the Trading Plan and has acted in good faith with respect to the plan. Trades made outside of an existing Trading Plan will not benefit from the protection afforded by Rule 10b5-1, and Trading Plans do not exempt directors and officers subject to the requirements of Section 16 from complying with Section 16 reporting requirements or the short-swing liability provisions of Section 16 under the Exchange Act.

As specified in the Company's Insider Trading Policy, a Trading Plan must be approved by the Chief Financial Officer prior to its adoption or modification. Any Insider who wishes to enter into a Trading Plan must submit the Trading Plan to the Chief Financial Officer for pre-clearance at least 5 business days prior to the planned entry into the Trading Plan. In approving a trading plan, the Chief Financial Officer may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1 and in this Policy. You should therefore confer with the Chief Financial Officer prior to entering into any Trading Plan. In the case of a Trading Plan submitted for approval by the Chief Financial Officer, the General Counsel must provide the foregoing pre-clearance.

Subject to pre-clearance of the Trading Plan, no additional pre-clearance will be required for transactions conducted pursuant to the Trading Plan.

Each Trading Plan adopted by an Insider must comply with the following requirements:

- <u>Adoption</u>—The Trading Plan must be adopted only when the Insider is not aware of any material nonpublic information AND may not be adopted at any time during which the Insider is subject to a blackout period under the Company's Insider Trading Policy. The Insider must enter into the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
- <u>Form</u>—The Trading Plan must be in the form of:
  - a binding contract to purchase or sell the security;
  - an instruction to another person to buy or sell the security; or
  - a written plan for trading securities.

- Trading Arrangements—The Trading Plan must:
  - either:
    - specify the amounts of securities, prices, and dates for the transactions; or
    - include a written algorithm or computer program that specifies the amounts of securities, prices, and dates for the transactions; and
  - not permit the Insider adopting the plan (or anyone else with access to material, nonpublic information) to "exercise any subsequent influence over how, when, or whether to effect purchases or sales."
- Content—The Trading Plan must:
  - contain a representation from the Insider adopting the Trading Plan that, at the time the Trading Plan is adopted, he or she is not aware of material, nonpublic information about the Company or its securities;
  - contain a representation from the Insider adopting the Trading Plan that the Trading Plan is being entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;
  - have a minimum duration of six months; and
  - contain and comply with such other terms, conditions and restrictions as may be required by Rule 10b5-1 and applicable SEC rules as in effect from time to time.
- Trades Under the Plan—Trading in the Company's securities may not commence under the Trading Plan until the expiration of a waiting period which is (A) for directors and officers subject to the requirements of Section 16 of the Exchange Act, the later of (i) 90 days after the Trading Plan is adopted, or (ii) two (2) business days following the filing of the Company's Form 10-Q or Form 10-K containing financial results for the fiscal quarter in which the Trading Plan was adopted (subject to a maximum waiting period of 120 days) and (B) for other employees, 30 days after the Trading Plan is adopted (such period in which trades may not occur pursuant to clause (A) or (B), as applicable, the "**Cooling-Off Period**");
- Restrictions on Overlapping Plans—Unless otherwise permitted by Rule 10b5-1, no more than one Trading Plan to effect open market purchases or sales of securities may be in effect at any time with respect to the Company's securities beneficially owned by the Insider adopting the Trading Plan, except that, during the term of a Trading Plan, such Insider may:
  - adopt a Trading Plan in compliance with the requirements for Trading Plans set forth in this Addendum A, with any transactions to take effect upon the completion or expiration of the Insider's current Trading Plan; provided, however, that if the Insider's current Trading Plan is terminated before its originally scheduled completion date, then the Cooling-Off Period for the later-

commencing Plan shall run from the date of such termination (and not from the date the later-commencing Plan was adopted); and

  - enter into another contract, instruction or plan providing only for the sale of such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, and provided that the Insider does not exercise control over the timing of such sales (a "**Sell-to-Cover Plan**").

- Restrictions on Single-Trade Plans—other than Sell-to-Cover Plans, no more than one Trading Plan designed to effect the open-market purchase or sale in a single transaction of the total amount of the Company's securities subject to the Trading Plan may be adopted within any twelve month period.

- After Adoption—After a Trading Plan is adopted, the purchases or sales must be made in compliance with the Trading Plan and the Insider must act in good faith with respect to the Trading Plan. The Insider adopting the Trading Plan cannot cause the Trading Plan to be altered or deviated from, or enter into or alter a corresponding or hedging transaction position with respect to the securities to be purchased or sold under the Trading Plan.

- Plan Modifications or Terminations—Although modifications to an existing Trading Plan are not prohibited, an Insider should adopt a Trading Plan with the intention that it will not be amended or terminated prior to its expiration. Any modification or termination must be pre-cleared by the Chief Financial Officer pursuant to the Company's pre-clearance procedures for Trading Plans, and any modification must satisfy all of the requirements set forth above with respect to the adoption of a Trading Plan, including the required Cooling-Off Period before any trades may commence under the modified plan. A modification of a Trading Plan includes any change to the amount, price, or timing of the purchase or sale of securities under such Plan, but does not include the substitution of the broker executing trades thereunder as long as such modified plan does not change the price, amount of securities to be purchased or sold or dates on which such purchases or sales are to be executed.

The Company must make certain disclosures in SEC filings concerning the adoption, modification or termination of any Trading Plans by the Company's directors and officers subject to Section 16 under the Exchange Act. Such directors and officers of the Company must undertake to provide any information requested by the Company regarding Trading Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.

Each director and officer subject to Section 16 under the Exchange Act understands that the approval or adoption of a Trading Plan in no way reduces or eliminates such person's obligations under Section 16 of the Exchange Act, including such person's disclosure and short-swing trading liabilities thereunder. Sales transacted in accordance with the Trading Plan will be reported to the SEC on Form 4 within two days of the transaction and will reflect that the trade was made pursuant to a trading arrangement adopted under Rule 10b5-1.

The SEC rules regarding trading plans are complex and must be complied with completely to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your legal advisor if you intend to adopt a Trading Plan. While trading plans are subject to review and approval by the Company, the individual adopting the Trading Plan is ultimately responsible for compliance with Rule 10b5-1 and ensuring that the Trading Plan complies with this Policy.

Following adoption, the Trading Plan must be filed with the Chief Financial Officer and must be accompanied with an executed certificate stating that the Trading Plan complies with Rule 10b5-1, this Policy and any other criteria established by the Company. The Company may publicly disclose information regarding Trading Plans that you may enter.

* * *

Receipt and Acknowledgement

I have received and read the Insider Trading Policy.

I have received satisfactory answers to any questions that I had regarding the Insider Trading Policy and insider trading in general.

I understand and agree to comply with the Insider Trading Policy.

I understand that my failure to comply in all respects with the Insider Trading Policy is a basis for termination for cause of my employment or other service relationship with the Company as well as any other appropriate discipline.

For any common shares of the Company I hold as a holder "of record" through the Company's transfer agent, I understand and agree that the Company may give stop transfer and other instructions to the Company's transfer agent with respect to transactions that the Company considers to be in contravention of the Insider Trading Policy.

______________________________	______________________________
Signature	Date

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Print Name